Exhibit 99

July 30, 2013

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2013 EARNINGS

Net Income of $15.9 Million

Bank Continues to Deliver Solid Results

HONOLULU – American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the second quarter of 2013 of $15.9 million, compared to $14.2 million in both the first (or linked) quarter of 2013 and in the second quarter of 2012.

“American delivered solid results in the second quarter as good loan growth helped us offset the continued pressure of the low interest rate environment.  We experienced very low credit costs in the quarter thanks to good risk management systems and the positive trends in the Hawaii economy.  We also achieved another strategic objective, reaching agreement for the sale of our credit card portfolio coupled with the introduction of a new, more competitive offering for our customers,” said Richard Wacker, president and chief executive officer of American.

Second quarter 2013 net income was $1.8 million higher than the linked quarter primarily driven by (after-tax):

•                  $2 million lower provision for loan losses, $1 million of which related to the planned third quarter sale of American’s credit card portfolio; and

•                  $1 million higher gains on sales of investment securities.

These were largely offset by (after-tax):

•                  $1 million lower mortgage banking income as a larger proportion of new residential mortgages were added to the portfolio rather than sold; and

•                  $1 million higher noninterest expense.

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July 30, 2013

Compared to the same quarter of 2012, the $1.7 million net income increase was primarily driven by (after-tax):

•                  $2 million lower provision for loan losses (as discussed above); and

•                  $1 million higher gains on sales of investment securities.

These were offset by $1 million (after-tax) higher noninterest expense primarily due to targeted staffing and information technology (IT) expense increases.

Net interest margin (NIM) was 3.79% in the second quarter of 2013 compared to 3.78% in the linked quarter and 3.97% in the second quarter of 2012.  Loan growth, particularly in residential mortgages, and higher fees associated with the prepayment of some large commercial loans in the quarter offset the continued decline in stated rates that totaled five basis points compared to the linked quarter.  The decline in net interest margin compared to the prior year quarter was primarily attributable to lower yields on interest-earning assets as loans continued to re-price down in the low interest rate environment.

Provision for loan losses (pretax) was a net credit of $1.0 million in the second quarter of 2013 compared to net charges of $1.9 million in the linked quarter and $2.4 million in the second quarter of 2012.  In the second quarter of 2013, American released $1 million (pretax) of reserves in connection with the agreement to sell its credit card portfolio, a transaction that is expected to close in the third quarter.  No additional provision expense was incurred:  increases in the reserve for loan growth and charge-offs were offset by approximately $3 million (pretax) of reversals associated with specific commercial loan paydowns, recoveries of previously charged off consumer loans, and the ongoing improvement in the quality of the bank’s loan portfolio.  The second quarter 2013 net charge-off ratio improved to 0.08% from 0.12% in the linked quarter and 0.19% in the prior year quarter.

Non-interest expense (pretax) was $39.8 million in the second quarter of 2013 compared to $38.7 million in the linked quarter and $37.6 million in the second quarter of 2012.  The increase from the linked quarter is primarily attributable to the timing of marketing expenses and additional reserves on unfunded commercial lines of credit.  The increase from the prior year quarter is largely due to the targeted staffing increases to support increased business volumes, IT and risk management capabilities, as well as increasing employee benefit expenses.

In the second quarter and year-to-date 2013, loans grew by $108 million and $173 million, respectively.  This quarter’s loan growth was primarily driven by residential mortgages as

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July 30, 2013

American allocated more of its continued strong production to the portfolio.  Year-to-date annualized loan growth was 9.1%.

Total deposits were $4.3 billion at June 30, 2013, down $36 million from March 31, 2013, primarily due to the decreases in commercial deposits and certificates of deposit.  Average cost of funds remained low at 0.22% for the second quarter 2013, consistent with the linked quarter and down 5 basis points from the same period last year.

Overall, return on average equity and return on average assets were strong at 12.6% and 1.25%, respectively, in the quarter.  American’s solid results enabled it to pay dividends of $10 million to HEI in the quarter while maintaining healthy capital levels — leverage ratio of 9.3% and total risk-based capital ratio of 12.5% at June 30, 2013.

HEI EARNINGS RELEASE, WEBCAST AND TELECONFERENCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2013 financial results today.  Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2013.

HEI plans to announce its second quarter 2013 consolidated financial results on Thursday, August 8, 2013 and will conduct a webcast and teleconference call to review second quarter 2013 consolidated earnings, including American’s earnings, on Thursday, August 8, 2013, at 11:00 a.m. Hawaii time (5:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (877) 415-3186, passcode:  97287517 for the teleconference call.  The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.”  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing material information, as well as other important information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American’s press releases, HEI’s and HECO’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts.  Also, at the Investor Relations section of HEI’s website, investors may sign up to

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receive e-mail alerts (based on each investor’s selected preferences).  The information on HEI’s website is not incorporated by reference in this document or in HEI’s and HECO’s SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.  No information on the PUC website is incorporated by reference in this document or in HEI’s and HECO’s SEC filings.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through August 22, 2013, by dialing (888) 286-8010, passcode: 60955453.

HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and HEI’s subsequent periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  These forward-

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looking statements speak only as of the date of the report, presentation or filing in which they are made.  Except to the extent required by the federal securities laws, HEI, HECO, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30
(in thousands)	2013	2013	2012	2013	2012
Interest income
Interest and fees on loans	$43,624	$42,603	$44,473	$ 86,227	$ 89,361
Interest on investment and mortgage-related securities	3,234	3,464	3,297	6,698	7,102
Total interest income	46,858	46,067	47,770	92,925	96,463
Interest expense
Interest on deposit liabilities	1,296	1,312	1,696	2,608	3,475
Interest on other borrowings	1,178	1,164	1,214	2,342	2,475
Total interest expense	2,474	2,476	2,910	4,950	5,950
Net interest income	44,384	43,591	44,860	87,975	90,513
Provision (credit) for loan losses	(959)	1,858	2,378	899	5,924
Net interest income after provision (credit) for loan losses	45,343	41,733	42,482	87,076	84,589
Noninterest income
Fees from other financial services	7,996	7,643	7,463	15,639	14,800
Fee income on deposit liabilities	4,433	4,314	4,322	8,747	8,600
Fee income on other financial products	1,780	1,794	1,532	3,574	3,081
Mortgage banking income	2,003	3,346	2,185	5,349	4,220
Gain on sale of securities	1,226	-	134	1,226	134
Other income	1,731	1,592	1,315	3,323	2,675
Total noninterest income	19,169	18,689	16,951	37,858	33,510
Noninterest expense
Compensation and employee benefits	20,063	20,088	18,696	40,151	37,342
Occupancy	4,219	4,123	4,241	8,342	8,466
Data processing	2,827	2,987	2,489	5,814	4,600
Services	2,328	2,103	2,221	4,431	4,004
Equipment	1,870	1,774	1,807	3,644	3,537
Other expense	8,500	7,595	8,106	16,095	14,813
Total noninterest expense	39,807	38,670	37,560	78,477	72,762
Income before income taxes	24,705	21,752	21,873	46,457	45,337
Income taxes	8,786	7,597	7,684	16,383	15,271
Net income	$15,919	$14,155	$14,189	$ 30,074	$ 30,066
Comprehensive income	$7,340	$15,484	$15,456	$ 22,824	$ 31,355

OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.25	1.12	1.15	1.19	1.22
Return on average equity	12.56	11.28	11.35	11.93	12.11
Return on average tangible common equity	15.00	13.49	13.58	14.25	14.50
Net interest margin	3.79	3.78	3.97	3.79	4.01
Net charge-offs to average loans outstanding	0.08	0.12	0.19	0.10	0.24
Efficiency ratio	62	61	60	62	58
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.56	1.89	1.84
Allowance for loan losses to loans outstanding	1.04	1.11	1.06
Tier-1 leverage ratio *	9.3	9.1	9.2
Total risk-based capital ratio *	12.5	12.8	12.8
Tangible common equity to total assets	8.42	8.38	8.58
Dividend paid to HEI (via ASHI) ($ in millions)	10	10	10	20	20
* Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

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American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)
	June 30,	December 31,
(in thousands)	2013	2012
Assets
Cash and cash equivalents	$143,912	$184,430
Available-for-sale investment and mortgage-related securities	560,172	671,358
Investment in stock of Federal Home Loan Bank of Seattle	94,281	96,022
Loans receivable held for investment	3,953,634	3,779,218
Allowance for loan losses	(41,004)	(41,985)
Loans receivable held for investment, net	3,912,630	3,737,233
Loans held for sale, at lower of cost or fair value	34,073	26,005
Other	241,513	244,435
Goodwill	82,190	82,190
Total assets	$5,068,771	$5,041,673

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing	$1,168,937	$1,164,308
Deposit liabilities—interest-bearing	3,107,306	3,065,608
Other borrowings	187,884	195,926
Other	102,516	117,752
Total liabilities	4,566,643	4,543,594

Common stock	334,937	333,712
Retained earnings	189,837	179,763
Accumulated other comprehensive loss, net of tax benefits	(22,646)	(15,396)
Total shareholder’s equity	502,128	498,079
Total liabilities and shareholder’s equity	$5,068,771	$5,041,673

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

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